EXHIBIT 10.2

May 17, 2022

LTC Properties, Inc.

2829 Townsgate Road, Suite 350

Westlake Village, California 91361

Re:	First Amendment to Amended and Restated Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 2, 2016 (as amended, amended and restated, supplemented or otherwise modified to the date hereof, the “Agreement”), by and between LTC Properties, Inc., a Maryland corporation (the “Company”), on the one hand, and the Purchasers named therein, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

1.Amendments.  Pursuant to the provisions of Section 17 of the Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree with the Company that the Agreement is modified, effective as of December 31, 2021, as follows:

1.1Section 10.9 of the Agreement is amended and restated, as follows:

“10.9Financial Covenants.

(a)Maximum Total Indebtedness to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Total Indebtedness to Total Asset Value to be greater than 0.60 to 1.00.

(b)Maximum Secured Debt to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Secured Debt to Total Asset Value to be greater than 0.35 to 1.00.

(c)Maximum Unsecured Debt to Unencumbered Asset Value.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Unsecured Debt of the Company and its Subsidiaries to Unencumbered Asset Value to be greater than 0.60 to 1.00.

(d)Minimum EBITDA to Fixed Charges Ratio.  As of the last day of each Rolling Period of the Company, the Company shall not permit the ratio of EBITDA for such Rolling Period to Fixed Charges for such Rolling Period to be less than 1.50 to 1.00.

(e)Maintenance of Tangible Net Worth.  The Company shall not permit at any time Tangible Net Worth to be less than the sum of (a) $834,451,000 plus (b) 75% of the aggregate net proceeds received by the Company or any of its Subsidiaries after December 31, 2020 in connection with any offering of capital stock or other equity interests of the Company or the Subsidiaries, but only to the extent that such net proceeds are not used to redeem existing capital stock or other equity interests of the Company or the Subsidiaries.”

1.2The second paragraph of Section 10.10 of the Agreement is amended and restated, as follows:

“Notwithstanding anything to the contrary in the immediately preceding paragraph of this Section 10.10: (i) no such modification of a Financial Covenant that would be less beneficial to the holders of the Notes, and no such elimination of a Financial Covenant, shall be effective if a Default or Event of Default has occurred and is continuing immediately prior to the time such Modified Bank Financial Covenant or elimination of a Financial Covenant becomes effective; (ii) no modification or series of modifications effected pursuant to the provisions of this Section 10.10 shall be effective to: (A) increase the maximum permitted ratio of Total Indebtedness to Total Asset Value as set forth in Section 10.9(a) of this Agreement to a level greater than 0.60 to 1.00 (provided that such Financial Covenant shall be calculated on a basis consistent with the manner in which it was calculated on the First Amendment Effective Date) or eliminate such Financial Covenant set forth in Section 10.9(a) from this Agreement, (B) increase the maximum permitted ratio of Secured Debt to Total Asset Value as set forth in Section 10.9(b) of this Agreement to a level greater than 0.40 to 1.00 (provided that such Financial Covenant shall be calculated on a basis consistent with the manner in which it was calculated on the First Amendment Effective Date) or eliminate such Financial Covenant set forth in Section 10.9(b) from this Agreement, (C) (1) increase the maximum permitted ratio of Unsecured Debt of the Company and its Subsidiaries to Unencumbered Asset Value as set forth in Section 10.9(c) of this Agreement to a level greater than 0.6667 to 1.0000 (provided that such Financial Covenant shall be calculated on a basis consistent with the manner in which it was calculated on the First Amendment Effective Date), (2) modify the definition of “Capitalization Rate” such that the capitalization rate for: ALFs would be lower than 7.00% SNFs would be lower than 8.50%, Non-Government Reimbursed Properties that are independent living facilities would be lower than 6.50%, hospitals would be lower than 9.00%, Non-Government Reimbursed Properties that are not independent living facilities would be lower than 7.00%; or other Government Reimbursed Properties would be lower than 9.00%, or (3) eliminate such Financial Covenant set forth in Section 10.9(c) from this Agreement unless (x) such Financial Covenant is replaced with a Financial Covenant prohibiting the ratio of Total Asset Value (but computed solely for unencumbered assets of the Company and its Subsidiaries) to Unsecured Debt, or a formulation for such replacement Financial Covenant which is substantially similar thereto, from being less than 1.50 to 1.00 as of the last day of each Fiscal Quarter of the Company, (y) a customary priority debt covenant satisfactory to the Required Holders is added to Section 10.9 and (z) Section 10.1 is modified in a manner consistent with such newly added priority debt covenant and reasonably satisfactory to the Required Holders, provided that if such Financial Covenant set forth in Section 10.9(c) is eliminated as provided in this clause (C)(3), then, unless such Financial Covenant is subsequently reinstated, the immediately preceding clauses (C)(1) and (C)(2) will not be applicable, (D) decrease the minimum required ratio of EBITDA for any Rolling Period to Fixed Charges for such Rolling Period as set forth in Section 10.9(d) of this Agreement to a level less than 1.50 to 1.00 (provided that such Financial Covenant shall be calculated on a basis consistent with the manner in which it was calculated on the First Amendment Effective Date) or eliminate such Financial Covenant set forth in Section 10.9(d) from this Agreement, or (E) modify any defined terms applicable to or used in the calculation of any Financial Covenant; and (iii) in the event the Bank Facility is terminated, all Financial Covenants hereunder shall be unaffected and shall remain in effect in the same manner as they existed immediately prior to such termination. For the avoidance of doubt, (i) any proposed changes to any Financial Covenant pursuant to this Section 10.10 which exceed, or are less than (as applicable), the thresholds set forth in clause (ii) above (when calculated on a basis consistent with the manner in which such Financial Covenant was calculated on the First Amendment Effective Date and not according to any other method of calculation set forth in any Modified Bank Financial Covenant adopted after the First Amendment Effective Date), shall remain unmodified and shall not become effective and (ii) if, following the First Amendment Effective Date, any Financial Covenant remains unmodified in the circumstances described in clause (i) of this sentence following the adoption of a Modified Bank Financial Covenant, such unmodified Financial Covenant shall continue to be calculated for purposes of Section 10.9 solely on a basis consistent with the manner in which such Financial Covenant was calculated on the First Amendment Effective Date and not according to any other method of calculation set forth in any Modified Bank Financial Covenant, and any breach of such unmodified Financial Covenant shall constitute an Event of Default, pursuant to the terms of Section 11 hereunder, notwithstanding the fact that the Company may be in compliance with such ineffective Modified Bank Financial Covenant at such time.”

1.3Section 10.2 of the Agreement is hereby deleted in its entirety and replaced as follows:

“[Reserved.]”

1.4The definition of “Permitted Acquisition” is hereby deleted in its entirety from Schedule B of the Agreement.

1.5The following new definitions are added to Schedule B of the Agreement in their proper alphabetical order, as follows:

““Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A 1 from S&P or at least P 1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, and (g) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“First Amendment Effective Date” means May 17, 2022.

“Government Reimbursed Properties” means Senior Housing Assets (other than hospitals) in respect of which 51% or more of revenues are generated from reimbursements under Medicare, Medicaid and other government programs for payment of services rendered by healthcare providers.

“Non-Government Reimbursed Properties” means Senior Housing Assets (other than hospitals) that are not Government Reimbursed Properties.

“Other Investments” means any investment other than the following:  (a) an Investment in Cash Equivalents; (b) an investment by the Company in its Subsidiaries or by a Subsidiary in one or more of its Subsidiaries; (c) an intercompany advance made from time to time among the Company and its Subsidiaries in the ordinary course of business to finance working capital needs; (d) an investment held by the Company and its Subsidiaries as of the date hereof; (e) an investment in Unconsolidated Affiliates, Assets Under Development, or Redevelopment Assets; (f) an investment received in connection with a workout of any obligation owed to the Company or its Subsidiaries; or (g) an investment or acquisition with respect to real property or improvements on real property located in, or of a business with its primary operations in, the United States of America, which, in each case, is in an Eligible Line of Business and not a Hostile Acquisition (including, but not limited to, sale/leaseback transactions, mortgage loans, lines of credit or other financings).

“Qualified Loan” means, as of any date of determination, any mezzanine loan, mortgage loan, convertible debt or working capital loan that is held or owned by the Company or any Subsidiary (i) listed on the Officer’s Certificate delivered to the holders of the Notes on the date of this Agreement pursuant to the requirements of Section 4A(1), or (ii) thereafter, listed on Exhibit A to Schedule I of the certificate of a Senior Financial Officer after such loan’s designation by the Company as a Qualified Loan, so long as the Company shall fully comply with the requirements of Section 7.2(a) with regard to the reporting of such Qualified Loan, which loan (in the case of either the immediately preceding clause (i) or clause (ii)) meets the following criteria:

(a)100% held or owned by the Company or a Subsidiary;

(b)with respect to a mortgage loan, secured by a first or second mortgage or a first or second deed of trust on Senior Housing Assets in favor of the Company or such Subsidiary and such Senior Housing Asset is not subject to any other Lien or negative pledge (other than Permitted Liens or, solely with respect to second mortgages or second deeds of trust, a first mortgage lien or first deed of trust);

(c)the underlying Senior Housing Asset is currently in service (not under development);

(d)the underlying Senior Housing Asset is located in the United States and the loan documents pertaining to the mortgage or deed of trust are governed by the law of a state of the United States;

(e)neither the mezzanine loan, mortgage loan, convertible debt or working capital loan, nor the right to receive payments thereunder, is subject to any Lien (other than Permitted Liens) or to any negative pledge;

(f)if such mezzanine loan, mortgage loan, convertible debt or working capital loan is owned by a Subsidiary, none of the Company’s beneficial ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens or Liens in favor of the Company) or to any negative pledge;

(g)with respect to a mortgage loan, the underlying Property, based on the Company’s or its Subsidiary’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property; and

(h)the borrower, mortgagor or grantor with respect to such mezzanine loan, mortgage loan, convertible debt or working capital loan is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“Reduced Lease Asset” means any Unencumbered Asset where any tenant of such Unencumbered Asset (i) has paid less than 100% of its minimum rental payments during the sixty (60) day period immediately preceding the applicable date of calculation and (ii) is otherwise performing all of its material obligations under its Lease.

“Unconsolidated Affiliate” means an Affiliate of the Company whose financial statements are not required to be consolidated with the financial statements of the Company in accordance with GAAP.

“Underpaid Lease Asset” means any Unencumbered Asset where any tenant of such Unencumbered Asset (i) has paid less than 90% of its minimum rental payments during the sixty (60) day period immediately preceding the applicable date of calculation and (ii) is otherwise performing all of its material obligations under its Lease.”

1.6The following existing definitions in Schedule B of the Agreement are amended and restated, as follows:

““Capitalization Rate” means (a) 8.0% for ALFs, (b) 10.0% for SNFs, (c) 7.5% for Non-Government Reimbursed Properties that are independent living facilities, (d) 10.0% for hospitals, (e) 8.0% for Non-Government Reimbursed Properties that are not independent living facilities, and (f) 10.0% for other Government Reimbursed Properties.

“EBITDA” means, for any period, determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, the sum of net income (or loss) for such period plus, to the extent deducted in the calculation thereof:  (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) extraordinary, unrealized or nonrecurring losses, including impairment charges and reserves, minus, to the extent included in the calculation thereof:  (v) funds received by the Company or a Subsidiary as rent but which are reserved for capital expenses; (vi) unrealized gains on the sale of assets; and, (vii) income tax benefits.

“Fixed Charges” means, for any period, Debt Service for such period, plus Preferred Dividends for such period, plus $400 per bed per annum for any Property on which the Lease of such Property does not require the tenant to pay for all capital expenditures.

“Property Income” means, with respect to any Unencumbered Asset, cash rents (excluding, as an abundance of caution, non-cash straight-line rent) and other cash revenues received by the Company or a Subsidiary in the ordinary course of business for such Unencumbered Asset, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of tenants’ obligations for rent; provided, that for any Unencumbered Asset that (x) constituted an Underpaid Lease Asset in the twelve (12) months preceding any date of determination and (y) where the non-performing tenant has been replaced with a performing tenant, the Company or the applicable Subsidiary shall be permitted to include cash rents paid under such replacement lease on an annualized basis.

“Property NOI” means, as of any date of determination and with respect to any Unencumbered Asset, the aggregate amount of (i) Property Income for the Rolling Period (without duplication) minus (ii) Property Expenses for the Rolling Period (without duplication).

“Rolling Period” means, as of any date of determination, the four Fiscal Quarters ending on or immediately preceding such date.

“Secured Debt” means, as of any date of determination and without duplication, the aggregate principal amount of all indebtedness outstanding of the Company and its Subsidiaries, evidenced by notes, bonds, debentures or similar instruments and capital lease obligations that are secured by a Lien.

“Senior Housing Assets” means any Properties on which the improvements consist only of one or more of the following:  (a) senior apartments; (b) independent living facilities; (c) congregate communities; (d) assisted living facilities; (e) nursing homes; (f) hospitals; (g) memory care communities, (h) medical office buildings, (i) life science properties, (j) surgical centers, (k) free standing emergency facilities and (l) other Properties primarily used for senior citizen residences or health care services, together with other improvements incidental thereto.

“Tangible Net Worth” means, as of any time of determination, total stockholders’ equity on the Company’s consolidated balance sheet as reported in its Form 10-K or 10-Q plus accumulated depreciation less all amounts appearing on the assets side of its consolidated balance sheet representing an intangible asset under GAAP.

“Total Asset Value” means, as of any date of determination, the Gross Book Value of all assets of the Company and its Subsidiaries less all amounts appearing on the assets side of its consolidated balance sheet separately identifiable as intangible assets under GAAP; provided that (A) to the extent the amount of Total Asset Value attributable to Assets Under Development exceeds 20% of Total Asset Value, such excess shall be excluded; (B) to the extent the amount of Total Asset Value attributable to Redevelopment Assets exceeds 20% of Total Asset Value, such excess shall be excluded; (C) to the extent the amount of Total Asset Value attributable to Unconsolidated Affiliates exceeds 15% of Total Asset Value, such excess shall be excluded; (D) to the extent the amount of Total Asset Value attributable to Other Investments exceeds 15% of Total Asset Value, such excess shall be excluded; and (E) to the extent the amount of Total Asset Value attributable to Assets Under Development, Redevelopment Assets, Unconsolidated Affiliates, and Other Investments in the aggregate exceed 30% of Total Asset Value, such excess shall be excluded.

“Unencumbered Asset” means, as of any date of determination, any unencumbered real Property (i) listed on the Officer’s Certificate delivered to the holders of the Notes on the date of this Agreement pursuant to the requirements of Section 4A(1), or (ii) thereafter, listed on Exhibit A to Schedule I of the certificate of a Senior Financial Officer after such Property’s designation by the Company as an Unencumbered Asset, so long as the Company shall fully comply with the requirements of Section 7.2(a) with regard to the reporting of such Unencumbered Asset, which unencumbered Property (in the case of either the immediately preceding clause (i) or clause (ii)) meets the following criteria:

(a)is 100% owned in fee simple by the Company or a Subsidiary;

(b)is currently in service (not under development) and generates cash rental income to the Company or such Subsidiary;

(c)is a Senior Housing Asset located in the United States of America;

(d)if such Property is owned by the Company, (i) neither the Company’s beneficial ownership interest in such Property nor the Property is subject to any Lien (other than Permitted Liens and Liens in favor of a collateral agent for the ratable benefit of the holders from time to time of the Notes, the Other Noteholders and the Lenders under (and as defined in) the Credit Agreement and other indebtedness (subject to compliance with Section 10.1)) or to any negative pledge other than the negative pledge set forth herein, in any Other Note Agreement or in the Credit Agreement and (ii) the Company has the unilateral right to (x) sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for indebtedness of the Company (other than restrictions imposed by the negative pledge set forth herein, in any Other Note Agreement or in the Credit Agreement);

(e)if such Property is owned by a Subsidiary, (i) none of the Company’s beneficial ownership interest in such Subsidiary, such Subsidiary’s beneficial ownership interest in such Property or the Property is subject to any Lien (other than Permitted Liens and Liens in favor of the Company) or to any negative pledge other than the negative pledge set forth herein, in any Other Note Agreement or in the Credit Agreement and (ii) such Subsidiary has the unilateral right to, and the Company has the unilateral right to cause such Subsidiary to, (x) sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for indebtedness of the Company or such Subsidiary (other than restrictions imposed by the negative pledge set forth herein, in any Other Note Agreement or in the Credit Agreement);

(f)such Property, based on the Company’s or the Subsidiary’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property;

(g)either the tenants of such real Property are no more than sixty (60) days in arrears on 100% of the minimum rental payments due under their applicable Leases or such Unencumbered Asset constitutes a Reduced Lease Asset; and

(h)either the tenants of such real Property are no more than sixty (60) days in arrears on 90% of the minimum rental payments due under their applicable Leases or such Unencumbered Asset constitutes both a Reduced Lease Asset and an Underpaid Lease Asset.”

“Unencumbered Asset Value” means, as of any date of determination, an amount equal to the sum of:

(a)for all Unencumbered Assets owned by the Company or a Subsidiary for more than twenty-four months prior to the date of determination (excluding Underpaid Lease Assets), the quotient of (i) the Property NOI from such Unencumbered Assets divided by (ii) the Capitalization Rate, plus

(b)for all Unencumbered Assets owned by the Company or a Subsidiary for twenty-four months or less prior to the date of determination (excluding Underpaid Lease Assets), the Gross Book Value of such Unencumbered Assets; plus

(c)for all Qualified Loans owned by the Company or a Subsidiary, the book value of such Qualified Loans as of the date of such determination; plus

(d)notwithstanding (a) and (b) above, for all Underpaid Lease Assets owned by the Company or a Subsidiary, (x) the greater of (i) the Gross Book Value of such Underpaid Lease Asset and (ii) the Property NOI from such Unencumbered Asset divided by the Capitalization Rate multiplied by (y) seventy-five percent (75%); plus

(e)notwithstanding (a) and (b) above, for any Unencumbered Asset that (x) constituted an Underpaid Lease Asset in the twelve (12) months preceding any date of determination and (y) where the non-performing tenant has been replaced with a performing tenant, the greater of (i) the Property NOI from such Unencumbered Asset divided by the Capitalization Rate; and (ii) the Gross Book Value of such Unencumbered Asset;

provided, that to the extent the amount of Unencumbered Asset Value attributable to Qualified Loans under clause (c) hereof would exceed 30% of Unencumbered Asset Value, such excess shall be excluded; provided further, that to the extent the amount of Unencumbered Asset Value attributable to Qualified Loans that are mezzanine loans, convertible debt, working capital loans, second mortgages or second deeds of trust under clause (c) hereof would exceed 5% of Unencumbered Asset Value, such excess shall be excluded; and provided further, that to the extent the amount of Unencumbered Asset Value attributable to Unencumbered Assets that constituted Reduced Lease Assets would exceed 15% of Unencumbered Asset Value, such excess shall be excluded.  Unencumbered Asset Value attributable to any of the items listed above in this definition owned by any non-Wholly-owned Subsidiary shall be adjusted to be limited to (i) the percentage of Equity Interests in such non-Wholly-owned Subsidiary owned by the Company as of such date multiplied by (ii) the applicable Property NOI, Gross Book Value or book value.

1.7Each of the definitions of “Eligible Property NOI” and “Qualified Mortgage Loan” is deleted, and each remaining reference to a “Qualified Mortgage Loan” or “Qualified Mortgage Loans” in the Agreement (including in the Schedules and Exhibits thereto) is replaced with a reference to a “Qualified Loan” or “Qualified Loans,” as applicable.

1.8Schedule 10.2 of the Agreement is hereby deleted in its entirety.

1.9Exhibit E to the Agreement is hereby deleted in its entirety and replaced with the Exhibit E attached hereto at Annex I.

2.Limitation of Modifications.  The amendments effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification.  Except as expressly set forth in this letter, the Agreement and the documents related to the Agreement shall continue in full force and effect.

3.Representations and Warranties.  The Company hereby represents and warrants as follows:  (i) No Default or Event of Default has occurred and is continuing; (ii) the Company’s execution, delivery and performance of the Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iv) each of the representations and warranties set forth in Section 5 of the Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date); and (v) other than an amendment fee equal to 0.05% (5 basis points) of the outstanding principal amount of the applicable notes under each Other Note Agreement, no lender under any of the Other Note Agreements is receiving any fee or other remuneration in connection with the amendments referenced in clause (iii) of Section 4 below.

4.Effectiveness.This letter agreement shall become effective on the date when (i) the holders of Notes shall have received a fully executed counterpart of this letter from the Company, (ii) the holders of Notes shall have received a corresponding fully executed amendment of each of the Other Note Agreements, (iii) each holder of a Note shall have received an amendment fee equal to 0.05% (5 basis points) of the outstanding principal amount of the Notes held by such holder as of the date hereof, and (iv) the Company shall have paid Winston & Strawn LLP its accrued and unpaid legal fees and expenses, to the extent such fees and expenses have been invoiced.

5.Schedule of Investments.  Attached hereto at Annex II is a schedule setting forth each investment by the Company and its Subsidiaries as of the date hereof.

6.Miscellaneous.

(a)This document may be executed in multiple counterparts, which together shall constitute a single document.  Delivery of executed counterparts of this letter agreement by secure electronic format (pdf) shall be effective as an original.

(b)This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign a counterpart of this letter in the space indicated below and deliver it to the holders of Notes whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the holders of Notes, on the other hand.

Sincerely,

The foregoing is hereby agreed to as of the date thereof.

AMERICAN GENERAL LIFE INSURANCE COMPANY THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By: AIG Asset Management (U.S.), LLC in regard only to $46,980,000 of the 4.26% Senior Notes due November 20, 2028 issued by LTC Properties, Inc. under the Agreement as defined in this letter agreement

By:	/s/ Bryan Eells
Name:	Bryan Eells
Title:	Senior Vice President

AMERICAN GENERAL LIFE INSURANCE COMPANY

By: Blackstone ISG-I Advisors L.L.C., pursuant to powers of attorney now and hereafter granted to it

By: Blackstone Real Estate Special Situations Advisors L.L.C., pursuant to powers of attorney now and hereafter granted to it

By:	/s/ Michael Wiebolt
Name:	Michael Wiebolt
Title:	Authorized Signatory

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: Blackstone ISG-I Advisors L.L.C., pursuant to powers of attorney now and hereafter granted to it

By: Blackstone Real Estate Special Situations Advisors L.L.C., pursuant to powers of attorney now and hereafter granted to it

By:	/s/ Michael Wiebolt
Name:	Michael Wiebolt
Title:	Authorized Signatory

Accepted and agreed to
as of the date first
appearing above:

THE COMPANY:
LTC PROPERTIES, INC.

	By:	/s/ Wendy Simpson
	Name:	Wendy Simpson
	Title:	Chairman and Chief Executive Officer

	By:	/s/ Pamela J. Shelley-Kessler
	Name:	Pamela J. Shelley-Kessler
	Title:	Co-President, Chief Financial Officer and Corporate Secretary

Annex I

EXHIBIT E

[FORM OF COMPLIANCE CERTIFICATE]

[Omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will provide a copy to the Securities and Exchange Commission or its staff upon request.]

Annex II